EXHIBIT 99.(a)(5)


TRANSOCEAN
                                                                 TRANSOCEAN INC.
                                                            Post Office Box 2765
                                                           Houston TX 77252 2765



ANALYST CONTACT:  Jeffrey L. Chastain                        NEWS RELEASE
                  713-232-7551
MEDIA CONTACT:    Guy A. Cantwell                   FOR RELEASE:  April 25, 2003
                  713-232-7647

                 TRANSOCEAN INC. ANNOUNCES REPURCHASE OPTION OF
               ZERO COUPON CONVERTIBLE DEBENTURES DUE MAY 24, 2020

     HOUSTON--Transocean Inc. (NYSE: RIG) today announced that holders of its Zero Coupon Convertible Debentures due May 24, 2020 have the option to require Transocean to repurchase their debentures as of May 24, 2003. Each holder of the debentures has the right to require Transocean to repurchase on May 24, 2003 all or any part of such holder's debentures at a repurchase price of $628.57 per $1,000 principal amount. Under the terms of the debentures, Transocean had the option to pay for the debentures with cash, Transocean ordinary shares, or a combination of cash and shares, and has elected to pay for the debentures solely with cash. If all outstanding debentures are surrendered for repurchase, the aggregate cash repurchase price will be approximately $543.7 million. Transocean intends to pay the repurchase price by using available cash.

     Holders may exercise their option to require Transocean to repurchase their debentures by delivering a repurchase notice to The Bank of New York, the paying agent, before the expiration of the option at 5:00 p.m., New York City time, on May 24, 2003. However, because that date falls on a Saturday, if a holder exercises its option by 10:00 a.m., New York City time, on May 27, 2003, Transocean will treat such holder's acceptance as having been made immediately before the expiration of the option.

     The debentures are convertible into 8.1566 Transocean ordinary shares per $1,000 principal amount, subject to adjustment under certain circumstances.

     TRANSOCEAN PLANS TO FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SECURITIES AND EXCHANGE COMMISSION LATER TODAY. TRANSOCEAN WILL MAKE AVAILABLE TO DEBENTURE HOLDERS, THROUGH THE DEPOSITORY TRUST COMPANY, DOCUMENTS SPECIFYING THE TERMS, CONDITIONS AND PROCEDURES FOR SURRENDERING AND WITHDRAWING DEBENTURES


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FOR  REPURCHASE.  DEBENTURE  HOLDERS  ARE  ENCOURAGED  TO  READ  THESE DOCUMENTS
CAREFULLY BEFORE DECIDING TO EXERCISE THEIR OPTION TO REQUIRE TRANSOCEAN TO REPURCHASE THEIR DEBENTURES BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION REGARDING THE DETAILS OF TRANSOCEAN'S OBLIGATION TO REPURCHASE THE DEBENTURES. HOLDERS OF THE DEBENTURES AND OTHER INTERESTED PARTIES MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER RELEVANT DOCUMENTS AT THE SEC'S WEBSITE, WWW.SEC.GOV, OR FROM TRANSOCEAN INC. AT 4 GREENWAY PLAZA, HOUSTON, TEXAS 77046,
ATTN:  INVESTOR  RELATIONS.


     Statements contained in this press release involving the source of cash to pay the repurchase price, the timing of the filing of the Tender Offer Statement, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.


     Transocean Inc. is the world's largest offshore drilling contractor with more than 170 full or partially owned and managed mobile offshore drilling units, inland drilling barges and other assets utilized in the support of offshore drilling activities worldwide. The company's mobile offshore drilling fleet is considered one of the most modern and versatile in the world with 13 fifth-generation semisubmersibles and drillships, 15 other deepwater semisubmersibles and drillships, 30 mid-water semisubmersibles, one mid-water drillship and 55 jackup drilling rigs. Transocean Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. With a current equity market capitalization in excess of $6 billion, the company's ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

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